High River Limited Partnership




                                                              March ___, 1999





Dear          :

This will confirm our understanding as follows:

         1. You have agreed to become a member of a slate of nominees (the "Slate") to stand for election as directors of RJR Nabisco Holdings Corp.("RJR") in connection with a proxy contest with management of RJR in respect of the election of directors of RJR at the 1999 Annual Meeting of Stockholders of RJR (the "1999 Annual Meeting"), expected to be held in May 1999, or a special meeting of stockholders of RJR called for a similar purpose (the "Proxy Contest").

         2. The undersigned agrees to pay the costs of the Proxy Contest.

         3. You understand that the Slate will run for election on a platform which advocates the prompt spinoff of Nabisco Holdings Corp. ("Nabisco") to stockholders of RJR and that the proxy statement and other proxy material to be provided to stockholders of RJR regarding the election of the Slate (collectively, the "Proxy Statement") will disclose such. Given that understanding, you have informed the undersigned that you are in agreement with the platform and presently intend to take such action, acknowledging that you are not, and cannot be, bound to do so.

         4. You understand that, pursuant to the By-Laws of RJR, it will be difficult, if not impossible, to replace nominees who, such as yourself, have agreed to serve on the Slate and later change their minds and determine not to seek election. Accordingly, the Slate is relying upon your agreement to seek nomination. In that connection, you are being supplied with questionnaires in which you will provide the undersigned with information necessary for the undersigned to make appropriate disclosure both to RJR and for use in creating the proxy material to be sent to stockholders of RJR and to be filed with the Securities and Exchange Commission. You have agreed that (i) you will immediately complete and sign the questionnaire and return it to the undersigned and (ii) your responses to the questions contained therein will be true and correct in all respects. In addition, you have agreed that, concurrently with your execution of this letter, you will execute a letter or other instrument directed to RJR informing RJR that you consent to being a nominee of the undersigned for the election as a director of RJR and, if elected, consent to serving as a director of RJR.

         5. The undersigned hereby agrees that, so long as you actually serve on the Slate, the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof relating solely to your role as a nominee for director of RJR on the Slate. Your right of indemnification hereunder shall continue after the election has taken place but only for events which occurred during the period from the date hereof until the date of the 1999 Annual Meeting or special meeting of stockholders regarding the election of the Slate in the event that you are a candidate for election at such special meeting. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf which occurs prior to the date hereof or subsequent to the 1999 Annual Meeting or such earlier time as you are no longer a nominee of the Slate for election to RJR's Board of Directors or for any actions taken by you as a director of RJR, if you are elected. Nothing herein shall, be construed to provide you an indemnity in the event you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Contest unless you demonstrate that your action taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate or if you acted in a manner which constitutes gross negligence or willful misconduct. In the event that you shall make any claim for indemnification hereunder, you shall promptly notify the undersigned in the event of any third-party claims actually made against you or known by you to be threatened. In addition, with respect to any such claim, the undersigned shall be entitled to defend you with counsel of its choice. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

         6. Each of us recognizes that should you be elected to the Board of Directors of RJR all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duty to the stockholders of RJR and, as a result, that there is, and can be, no agreement between you and the undersigned which governs the decisions which you will make as a director of RJR, including, without limitation, the matters described in paragraph 3 above.

         Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

                                            Very truly yours,


                                            High River Limited Partnership
                                            By Riverdale LLP, General Partner


                                            By_______________________________
                                                     Its:



Agreed to and Accepted
as of the date first
above written


------------------------






           [Signature page to agreement to become member of a slate of nominees to stand for election as directors of RJR Nabisco]